EXHIBIT 99.1
LIFEPOINT HOSPITALS ANNOUNCES WILLIAM M. GRACEY TO RETIRE IN APRIL 2009
David M. Dill, Executive Vice President and Chief Financial Officer, to Become Executive Vice President and
Chief Operating Officer Following Transition Period
Brentwood, Tennessee, (August 21, 2008) - LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that William M. Gracey, Executive Vice President and Chief Operating Officer has decided to retire from the company, effective April 30, 2009. Mr. Gracey will serve as an Executive Vice President until the planned retirement date. David M. Dill, the Company’s Executive Vice President and Chief Financial Officer, will become the Company’s Executive Vice President and Chief Operating Officer when his replacement is retained. A search process for a new CFO has been initiated.
“On behalf of the Board and the management team, I want to thank Bill for his significant contributions to LifePoint over the last ten years,” said William F. Carpenter III, President and Chief Executive Officer of LifePoint Hospitals. “As a key member of our leadership team and one of LifePoint’s founding employees, he has played an integral role in the Company’s strategic direction and growth. Bill has also assembled and mentored an excellent operations team, both at the corporate office and in each of our hospitals. We wish Bill well in his future endeavors, and we are pleased that he will assist the Company through the transition.”
Mr. Carpenter added, “I look forward to working with David in his new role as COO. Throughout his career he has demonstrated strong leadership with extensive financial and operational expertise and experience in the healthcare industry. I am confident that this combination of skills makes him ideally suited for the role of COO.”
Mr. Gracey stated, “The Company is very healthy and well positioned for the future. This is the perfect time for me to make a transition. It has been an honor to be a part of LifePoint and to have played a significant role in developing and implementing the strategies that have both brought us to where we are today and have set the platform for future growth. I am very proud of the outstanding team of operators we have assembled at LifePoint — those in the corporate office and in the hospitals. The team’s commitment to excellence has made us one of the leading hospital companies in the nation and an indispensable part of our local communities. I know that I am leaving our hospitals in extremely capable hands. I look forward to working with Bill, David and the team to ensure a smooth transition.”
About David Dill
Prior to joining LifePoint as CFO in July 2007, Mr. Dill served as Executive Vice President of Fresenius Medical Care North America and as Chief Executive Officer of the East Division of Fresenius Medical Care Services, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA, where he oversaw operations generating in excess of $2 billion in annual revenue. He also previously served as Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., a publicly traded dialysis services company, from November 2003 until Renal Care Group was acquired by Fresenius Medical Care on March 31, 2006.

About LifePoint
LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 17 states. Of the Company’s 48 hospitals, 44 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on five guiding principles that outline the Company’s vision: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value; and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.
Contact:
David M. Dill, Executive Vice President and Chief Financial Officer
(615) 372-8512